Exhibit 99.1

www.CellTherapeutics.com

Cell Therapeutics Reports First Quarter 2013 Financial Results

- Conference call scheduled today at 4:30 p.m. Eastern time -

SEATTLE, May 2, 2013 – Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported financial results for the first quarter ended March 31, 2013.

“In the first quarter, we generated initial commercial sales of PIXUVRI® in countries in the European Union where there is market access pending the completion of the reimbursement process,” said James Bianco, M.D., President and CEO of CTI. “Although it is early in the launch, we are pleased with the interest and receptivity of PIXUVRI by key lymphoma opinion leaders who treat patients with multiply relapsed or refractory aggressive B-cell non-Hodgkin lymphoma (NHL) and who recognize the significant unmet need that exists for these patients. In addition, our Phase 3 PERSIST-1 clinical trial of pacritinib, an oral, once-daily JAK2/FLT3 inhibitor, in myelofibrosis continues to progress with the opening of additional sites and growing enrollment.”

First Quarter and Recent Highlights

European Union (E.U.) Commercial

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Initiated commercial sales of PIXUVRI® (pixantrone) as a monotherapy for the treatment of adult patients with multiply relapsed or refractory aggressive B-cell NHL during the first quarter of 2013. CTI is pursuing pricing and reimbursement for PIXUVRI in France, Germany, Italy, Spain and the United Kingdom (UK).

Research and Development

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Initiated patient enrollment in PERSIST-1, which is the first of two planned investigational Phase 3 studies of pacritinib in patients with myelofibrosis. PERSIST-1 is a randomized trial that is expected to enroll 270 patients in Europe, Australia, Russia and the U.S. and is designed to evaluate the safety and efficacy of pacritinib compared to best available therapy, excluding JAK inhibitors, in patients with myelofibrosis. A second Phase 3 trial is planned to initiate in the second half of 2013.

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Announced that results from the OPAL Phase 2 study of tosedostat in elderly patients with relapsed or refractory acute myeloid leukemia (AML) were published in Lancet Oncology. Tosedostat is an oral aminopeptidase inhibitor which has been shown to deprive tumor cells of the amino acid building blocks they need to make proteins necessary for tumor cell survival. A Phase 2 investigator-sponsored trial of tosedostat in combination with standard agents in the treatment of patients with AML and myelodysplastic syndrome is ongoing.

Corporate

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Entered into a senior secured term loan of up to $15.0 million. The first $10 million of the term loan was funded at closing. The proceeds from this loan facility are expected to provide CTI with additional operating capital to advance our Phase 3 clinical development programs.

First Quarter 2013 Financial Results

Total revenues for the first quarter of 2013 were $1.1 million. The revenues were solely attributable to net product sales of PIXUVRI. CTI sells PIXUVRI directly to health care providers and through a limited number of wholesale distributors in the E.U. CTI records product sales upon receipt of the product by the health care provider or distributor. Product sales are recorded net of estimated distributor discounts, government-mandated discounts and rebates, and estimated product returns.

Total operating expenses for the first quarter of 2013 were $19.6 million, compared to $18.1 million for the same period in 2012. Total operating expenses included $2.4 million and $2.0 million of non-cash stock-based compensation expense in the first quarters of 2013 and 2012, respectively. The net loss for the first quarter of 2013 was $19.4 million, or ($0.18) per share, compared to a net loss of $17.4 million, or ($0.43) per share, for the same period in 2012.

As of March 31, 2013, CTI’s cash and cash equivalents totaled $44.3 million.

Financial Guidance for 2013

CTI reaffirms prior financial guidance that, for 2013, loss from operations is expected to be approximately $60 to $65 million, excluding non-cash stock-based compensation expense.

Actual financial results for 2013 will vary based upon many factors, including the growth of PIXUVRI sales and determination of reimbursement rates for PIXUVRI in the E.U., the rate of patient enrollment in pacritinib clinical trials that are ongoing and planned for initiation in 2013 and other factors described in our filings with the SEC.

Conference Call Information

CTI management will host a conference call to review its first quarter 2013 financial results and provide an update on business activities. The event will be held today at 1:30 p.m. PDT / 4:30 p.m. EDT/ 10:30 p.m. CET. Participants can access the call at 1-877-941-6010 (domestic) or +1 480- 629-9644 (international). To access the live audio webcast or the subsequent archived

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recording, visit CTI’s website, www.celltherapeutics.com. Webcast and telephone replays of the conference call will be available at approximately two hours after completion of the call. Callers can access the replay by dialing 1-800-358-3474 (domestic) or +1 303-590-3030 (international). The access code for the replay is 4603217#. The telephone replay will be available until Thursday, May 9, 2013.

About Cell Therapeutics, Inc.

Cell Therapeutics (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit the company’s website at www.CellTherapeutics.com.

Forward-Looking Statements

This press release contains forward-looking statements about future financial results, anticipated clinical study enrollment and timing, and other forward-looking information that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the market price of CTI’s securities. The risks and uncertainties that could affect the development of PIXUVRI, pacritinib or tosedostat include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with PIXUVRI, pacritinib or tosedostat in particular including, without limitation, the potential failure of PIXUVRI to prove safe and effective for the treatment of relapsed or refractory non-Hodgkin lymphoma (NHL) and/or other tumors as determined by the U.S. Food and Drug Administration (FDA); that CTI’s plan to make PIXUVRI commercially available in additional countries in Europe may not occur as planned and that CTI’s sales of PIXUVRI may not occur as planned; that CTI may not secure pricing and reimbursement for PIXUVRI in France, Germany, Italy, Spain and the United Kingdom as planned; that CTI may not be able to complete the PIX306 clinical trial of PIXUVRI-rituximab compared to gemcitabine-rituximab in patients who have relapsed after 1 to 3 prior regimens for aggressive B-cell NHL and who are not eligible for autologous stem cell transplant by June 2015 or at all as required by the European Medicines Agency (EMA); that CTI may not have the results of the PIX306 clinical trial available by June 2015 or at all; that CTI may not be able complete a post-marketing study aimed at confirming the clinical benefit observed in the PIX301 trial; that the conditional marketing authorization for PIXUVRI may not be renewed; that CTI may not complete patient accrual in the PERSIST-1 Phase 3 trial of pacritinib for the treatment of patients with myelofibrosis in 2013 or early 2014; the potential that the second Phase 3 study of pacritinib might not begin in the second half of 2013; that pacritinib may not prove safe and effective for primary myelofibrosis and myelofibrosis secondary to other myeloproliferative neoplasms; the potential that Phase 3 studies of tosedostat may not occur as planned; the potential failure of tosedostat to prove safe and effective for the treatment of elderly patients with newly-diagnosed acute myeloid leukemia or high-risk myelodysplastic syndrome (including when administered in combination with cytarabine or decitabine) as determined by the FDA and/or the EMA; that the studies of tosedostat may not achieve their primary and/or secondary objectives; that tosedostat may not be approved by the FDA and/or the EMA; that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled; that CTI’s average net operating burn rate may increase; the risk that CTI may

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not be able to draw-down additional funds from the loan facility; CTI’s ability to continue to raise capital as needed to fund its operations in general; and risks related to competitive factors, technological developments, costs of developing, producing, and selling PIXUVRI, including, without limitation, the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Source: Cell Therapeutics, Inc.

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Media and Investor Contacts:

Cell Therapeutics, Inc.

Monique Greer

+1 206.272.4343

mgreer@ctiseattle.com

Ed Bell

+1 206.272.4345

invest@ctiseattle.com

In Europe

CTI Life Sciences Limited, Milan Branch

Laura Villa

Elena Bellacicca

E: CTI_EUInvestors@CTI-Lifesciences.com

T: +39 02 89659700

F: +39 02 89659719

http://www.celltherapeutics.com/italiano

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Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues:
Product sales, net	$1,126	$—

Total revenues	1,126	—

Operating costs and expenses:
Cost of product sold	55	—
Research and development	8,355	8,170
Selling, general and administrative	11,143	9,928

Total operating expenses	19,553	18,098

Loss from operations	(18,427)	(18,098)
Other income (expense):
Investment and other income (expense), net	(367)	190
Interest expense	(48)	(5)
Amortization of debt discount and issuance costs	(23)	—
Foreign exchange gain (loss)	(751)	384

Net loss before noncontrolling interest	(19,616)	(17,529)
Noncontrolling interest	232	83

Net loss	$(19,384)	$(17,446)

Basic and diluted net loss per common share	$(0.18)	$(0.43)

Shares used in calculation of basic and diluted net loss per common share	106,697	40,792

Balance Sheet Data (unaudited):	(amounts in thousands)
	March 31, 2013	December 31, 2012
Cash and cash equivalents	$44,314	$50,436
Working capital	30,051	37,644
Total assets	65,267	73,713
Long-term debt	8,066	—
Total shareholders’ equity	16,100	32,944